Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert Senior Director, Investor Relations (214) 303-3437

FOR IMMEDIATE RELEASE

DEAN FOODS COMPANY REPORTS STRONG THIRD QUARTER EARNINGS

Diluted Earnings Increase 13% to $0.27 per Share, Adjusted Diluted Earnings Increase 21% to $0.34 per Share

Increases Full Year Guidance for Adjusted Diluted Earnings to at Least $1.63 per Share

Issues Fourth Quarter Guidance for Adjusted Diluted Earnings of at Least $0.36 per Share

DALLAS, November 2, 2009 – Dean Foods Company (NYSE: DF) today announced continued strong earnings growth in the third quarter with diluted earnings per share of $0.27 for the quarter ended September 30, 2009, a 13% increase over $0.24 per diluted share in the third quarter of 2008. Adjusted (as defined below) diluted earnings per share were $0.34, an increase of 21% from $0.28 per adjusted diluted share in the prior year’s third quarter.

“We are reporting another strong quarterly performance with continued solid operating income and earnings per share growth,” said Gregg Engles, Chairman and Chief Executive Officer. “These strong results highlight the key advantages of our business, including a national footprint that provides an unmatched ability to service customers, as well as unique cost savings opportunities. This breadth is complemented by strong branded and private label positions across the refrigerated case, with key offerings in the fastest growing on-trend product segments.”

Net income for the third quarter totaled $49.7 million, compared with $37.8 million in the prior year’s third quarter, an increase of 32%. Solid operating income growth at Fresh Dairy Direct and WhiteWave-Morningstar and lower interest expense offset increases in Corporate and Other expenses to drive 43% growth in adjusted net income for the third quarter to $62.2 million, up from $43.5 million in the third quarter of 2008. Due to lower average debt balances, interest expense in the quarter totaled $59.5 million, compared to $74.7 million in the third quarter of 2008.

DEAN FOODS CONSOLIDATED

Net sales for the third quarter totaled $2.8 billion, a decrease of 13% from net sales in the third quarter of 2008. The net sales decrease in the quarter was primarily due to the pass-through of lower dairy commodity costs, and lower net sales volumes in the WhiteWave–Morningstar operations, offset by acquisition-related volume growth in Fresh Dairy Direct and WhiteWave-Morningstar.

Summary of Dean Foods Third Quarter 2009 Operating Results

	$ millions	% change
	(except EPS)	from prior year

Consolidated Adjusted Operating Income:	$158.0	+12%

Interest Expense:	$59.5	-20%

Consolidated Adjusted Net Income	$62.2	+43%

Adjusted Diluted Earnings per Share:	$0.34	+21%

Consolidated operating income in the third quarter totaled $137.1 million, as compared to $131.8 million in the third quarter of 2008. Fresh Dairy Direct operating income growth of 4% and WhiteWave-Morningstar operating income growth of 66% combined to offset higher Corporate and Other expense, resulting in third quarter consolidated adjusted operating income of $158.0 million, an increase of 12% from $140.8 million in the third quarter of 2008.

FRESH DAIRY DIRECT

Third Quarter 2009 Fresh Dairy Direct Detail

		% change
	$ millions	from prior year

Fluid Milk Volume	N/A	+2.5%

Operating Income	$145.7	+4%

Base business volume growth of approximately 1% was augmented by the benefits of recent acquisitions to drive a combined 2.5% growth in fluid milk sales for the third quarter, as compared to the balance of the industry, which was down slightly in the same period, based on Company estimates. Fresh Dairy Direct net sales declined 18% to $2.1 billion from $2.5 billion in the third quarter of 2008 due to the pass-through of lower dairy commodity costs to its customers, which was partially offset by higher volumes.

Relatively favorable commodities, benefits from cost control efforts, and continued volume growth led to Fresh Dairy Direct operating income growth of 4% in the quarter to $145.7 million in the third quarter, from $140.4 million in the same period of 2008.

The Class I mover, which is an indicator of the Company’s raw milk costs, averaged $10.41 per hundredweight, a 45% decrease from the same period in 2008 and down 1% from the second quarter of 2009. The class I mover increased sequentially in September, October, and November and the Company expects prices to continue on a generally increasing trend for the foreseeable future. CME butter prices averaged $1.22 per pound in the third quarter, a decrease of 25% from the same period a year ago and essentially flat with the second quarter of 2009.

WHITEWAVE - MORNINGSTAR

Third Quarter 2009 WhiteWave-Morningstar Detail

		% change
Net Sales	$ millions	from prior year
WhiteWave-Morningstar	$709.7	6%

Morningstar	$257.6	-12%

WhiteWave/Alpro	$452.1	+19%

Operating Income
WhiteWave-Morningstar	$68.6	+66%

Operating income in the third quarter for WhiteWave-Morningstar was $68.6 million, a 66% increase over $41.3 million in the third quarter of 2008. Third quarter 2009 operating margins were 9.7%, compared to 6.2% in the third quarter 2008.

WhiteWave-Morningstar, which includes Alpro, reported third quarter net sales of $709.7 million, 6% higher than third quarter 2008 net sales of $671.3 million. Sales of the branded portfolio at WhiteWave/Alpro increased 19% to $452.1 million as a result of the Alpro acquisition, offset by a previously announced exit of a foodservice relationship in the Silk® brand and the exit of some private label organic milk products in the United Kingdom. Net sales at Morningstar declined 12% to $257.6 million driven by the pass-through of lower dairy commodity costs and modestly lower product sales volumes.

Market share increased across all key areas of the branded portfolio during the quarter. Within the branded portfolio, net sales of the WhiteWave creamer portfolio, which includes International Delight® and Land O’Lakes® brands, increased in the mid-single digits driven by strong performance of International Delight CoffeeHouse Inspirations line as well as strong core business growth. Silk soymilk sales increased low-single digits excluding the sales associated with the Company’s 2008 strategic decision to exit a certain foodservice business relationship, and were down slightly including the impact. Horizon Organic® milk net sales decreased slightly against a backdrop of a category that was down mid-single digits, with outperformance driven by continued solid growth in value added segments.

CORPORATE AND OTHER EXPENSE

Corporate and Other expense totaled $56.3 million for the third quarter of 2009, as compared to $41.0 million in the third quarter of 2008. The Company remains strongly focused on improving its cost position in the marketplace with the goal of becoming a leaner, more efficient, and simpler business. In 2009, the Company is making a number of strategic investments to support this goal. These investments are being made in supply chain, to drive best practices across its network of over 100 manufacturing facilities; in information technology, to improve the timeliness and precision of cost data; and in research and development to drive business simplification of products, packages and formulas. Also impacting the corporate line are higher legal, pension, and incentive compensation expense. Additionally, $3.9 million of operating costs related to the Hero/WhiteWave joint venture is included in the corporate and other segment.

The Company recognized approximately $10.6 million of costs associated with closed and anticipated to close transactions in the quarter. Beginning in 2009, these costs are required to be expensed as incurred and no longer capitalized on the balance sheet. The impact of these costs is excluded from the Company’s adjusted results to aid period to period comparisons of operating performance.

CASH FLOW

Net cash provided by continuing operations for the first nine months of 2009 totaled $502.7 million, compared to $458.7 million for the first nine months of 2008.

Capital expenditures for the first nine months of 2009 totaled $171 million, compared to $171 million for the first nine months of 2008. For the year, the Company continues to expect capital expenditures to be approximately $275 million.

“I am extremely pleased with our continued strong cash flow performance,” said Jack Callahan, Chief Financial Officer. “Reducing our leverage continues to be a key area of focus for the Company and we remain committed to achieving our goal of funded debt to EBITDA, as defined by our credit agreement, of 3.5x or below by the first part of 2011.”

Total debt at September 30, 2009, net of $38.6 million of cash on hand, was approximately $4.2 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreement, was 3.97x as of the end of the third quarter.

FORWARD OUTLOOK

“We continue to make excellent progress against our goal of becoming a leaner, more efficient company,” continued Engles. “We expect to achieve our 2009 goal of eliminating $75 million of inefficiency in our business system, and remain committed to our 3-5 year goal to achieve $300+ million in cost savings.

Dairy prices began to rise as we closed out the third quarter and have continued to move higher into the fourth quarter. As always, we are focused on passing through these rising dairy costs. We expect dairy prices will continue a general upward trend through next year and we are building our forward plans accordingly. However, with U.S. and global dairy inventories at relatively high levels, what looks like solid production in Oceana, and continued sluggish global demand, we do not foresee a return in 2010 to the record dairy price levels we experienced over 2007 and 2008. With this in mind, and with the business performing well and our transformation delivering strong benefits, we are looking forward to closing out the year with a solid fourth quarter. We are forecasting fourth quarter adjusted diluted earnings to be at least $0.36 per share, and to finish the full year, with adjusted diluted earnings per share of at least $1.63.

Keep in mind due to timing of our equity offering this year, the full year adjusted diluted earnings per share is less than the summation of the four quarters. The difference will likely amount to a penny or two between the addition of the four quarters and the full year EPS number as calculated.”

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Net sales for the nine months ended September 30, 2009 totaled $8.2 billion, a decrease of 13% from net sales for the same period of last year, due to the pass-through of lower dairy commodity costs and modestly lower net sales at WhiteWave-Morningstar, offset by stronger volume at Fresh Dairy Direct. Net income for the first nine months of the year totaled $190.0 million, compared with $117.4 million in the first nine months of 2008. Diluted earnings per share from continuing operations for the nine months ended September 30, 2009 totaled $1.11, compared to $0.77 for the first nine months of 2008.

On an adjusted basis (as defined below), net income for the nine months ending September 30, 2009 totaled $218.2 million, compared to $128.0 million in the same period of 2008. Adjusted diluted earnings per share for the first nine months of 2009 totaled $1.28 compared to $0.84 in the first nine months of 2008.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items, closed or anticipated to close deal costs, gains or losses on foreign exchange forward contracts or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three and nine month periods ended September 30, 2009, and 2008 calculated according to GAAP on an adjusted basis is attached.

For the quarter ended September 30, 2009, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following:

GAAP operating income is adjusted by:

•	$6.3 million charge related to announced facility closings, reorganizations and other costs;

•	$10.6 million charge for transaction-related fees on acquisitions that have closed or are anticipated to close; and

•	$3.9 million operating loss reflecting the non-controlling interest in the Hero/WhiteWave joint venture

GAAP net income attributable to Dean Foods Company is adjusted by:

•	$3.8 million charge (net of income tax) related to announced facility closings, reorganizations and other costs;

•	$8.2 million charge (net of income tax) for transaction-related fees on acquisitions that have closed or are anticipated to close; and

•	$0.6 million loss (net of income tax) related to a foreign currency forward contract entered into in conjunction with our acquisition of the Alpro Division of Vandemoortele, N.V.

For the quarter ended September 30, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following:

•	$9.0 million charge ($5.7 million net of income tax) related to previously announced facility closings, reorganizations and other costs.

For the nine months ended September 30, 2009, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following:

GAAP operating income is adjusted by the following:

•	$26.0 million charge related to announced facility closings, reorganizations and other costs;

•	$21.3 million charge for transaction-related fees on acquisitions that have closed or are anticipated to close; and

•	$8.6 million operating loss reflecting the non-controlling interest in the Hero/WhiteWave joint venture

GAAP net income attributable to Dean Foods Company is adjusted by the following:

•	$16.0 million charge (net of income tax) related to announced facility closings, reorganizations and other costs;

•	$14.7 million charge (net of income tax) for transaction-related fees on acquisitions that have closed or are anticipated to close; and

•	$2.6 million gain (net of income tax) related to a foreign currency forward contract entered into in conjunction with our acquisition of the Alpro Division of Vandemoortele, N.V.

For the nine months ended September 30, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following:

•	$16.4 million charge ($10.2 million net of income tax) related to previously announced facility closings, reorganizations and other costs; and

•	$0.6 million charge ($0.4 million net of income tax) related to non-recurring special dividend costs.

INDUCEMENT GRANT

In addition, the Company announced today that it agreed to grant stock options (“Options”) to purchase an aggregate of 97,656 shares of common stock and 52,778 restricted stock units (“RSUs”) to a newly hired, non-executive officer employee, of which 48,828 Options and 40,278 RSUs were granted in September 2009, 37,977 Options and 9,722 RSUs will be granted in February 2010, and 10,851 Options and 2,778 RSUs will be granted in August 2010. The stock options have an exercise price equal to the fair market value of Dean Foods stock at the close of business on the grant date. The stock options vest in three equal annual installments, beginning on the first anniversary of the date of grant, and expire on the tenth anniversary of the date of grant. The awards were approved by the Compensation Committee of the Company’s Board of Directors without stockholder approval as “inducement grants,” as such term is defined by the New York Stock Exchange.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States. The Company’s Fresh Dairy Direct business is the largest processor and distributor of milk and other dairy products in the country. The WhiteWave-Morningstar business produces and sells a variety of nationally branded soy, dairy and dairy-related products. Popular brands include: Silk® soymilk, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O’LAKES® creamers. Additionally, the WhiteWave-Morningstar segment produces and sells private label cultured and extended shelf life dairy products through the Morningstar platform. Dean Foods’ business also includes Alpro®, the pan-European leader in branded soy food products.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, expected financial performance and capital structure. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, the Company’s ability to integrate its acquisitions and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438

(Tables to follow)

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DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net sales	$2,773,507	$3,194,669	$8,157,731	$9,374,188
Cost of sales	1,985,539	2,462,949	5,846,803	7,214,574

Gross profit	787,968	731,720	2,310,928	2,159,614

Operating costs and expenses	644,547	590,946	1,798,548	1,718,148
Facility closings, reorganizations and other costs	6,303	8,960	25,965	16,370

Operating income	137,118	131,814	486,415	425,096

Interest expense	59,509	74,709	187,774	235,026
Other (income) expense, net	493	(242)	(4,354)	515

Income from continuing operations before income taxes	77,116	57,347	302,995	189,555

Income taxes	30,012	19,544	118,137	72,095

Income from continuing operations	47,104	37,803	184,858	117,460
Loss from discontinued operations, net of tax	—	(51)	(238)	(51)

Net income	47,104	37,752	184,620	117,409
Net loss attributable to noncontrolling interest	2,549	—	5,422	—

Net income attributable to Dean Foods Company	$49,653	$37,752	$190,042	$117,409

Average common shares:
Basic	180,352	153,137	167,757	147,688
Diluted	183,066	157,286	170,693	152,435

Net Income attributable to Dean Foods Company per share:
Basic	$0.28	$0.25	$1.13	$0.80
Diluted	$0.27	$0.24	$1.11	$0.77

DEAN FOODS COMPANY

Segment Information

(Unaudited)

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net sales:
Fresh Dairy Direct	$2,061,652	$2,523,357	$6,217,604	$7,432,072
WhiteWave-Morningstar	709,704	671,312	1,936,281	1,942,116
Corporate and other	2,151	—	3,846	—

Total	$2,773,507	$3,194,669	$8,157,731	$9,374,188

Segment operating income (loss):
Fresh Dairy Direct	$145,664	$140,444	$495,948	$425,606
WhiteWave-Morningstar	68,611	41,321	204,092	136,012
Corporate and Other	(70,854)	(40,991)	(187,660)	(120,152)

Subtotal	143,421	140,774	512,380	441,466
Facility closings, reorganizations and other costs	(6,303)	(8,960)	(25,965)	(16,370)

Total operating income	$137,118	$131,814	$486,415	$425,096

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$38,563	$35,979
Other current assets	1,478,819	1,445,214

Total current assets	1,517,382	1,481,193

Property, plant and equipment, net	2,030,694	1,821,892

Intangibles and other assets	4,081,898	3,737,107

Total Assets	$7,629,974	$7,040,192

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$1,157,398	$1,111,741

Total long-term debt, including current portion	4,202,119	4,489,251

Other long-term liabilities	990,831	880,966

Dean Foods stockholders’ equity	1,261,221	558,234
Noncontrolling interest	18,405	—

Total stockholders’ equity	1,279,626	558,234

Total Liabilities and Stockholders’ Equity	$7,629,974	$7,040,192

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2009	2008
Operating Activities
Net cash provided by continuing operations	$502,700	$458,723
Net cash used in discontinued operations	(238)	(463)

Net cash provided by operating activities	$502,462	$458,260

Investing Activities
Additions to property, plant and equipment	(171,276)	(171,008)
Payments for acquisitions, net of cash received	(491,700)	(75,200)
Proceeds from sale of fixed assets	5,791	7,121

Net cash used in investing activities	(657,185)	(239,087)

Financing Activities
Net repayment of debt	(301,876)	(653,119)
Issuance of common stock	450,385	418,746
Capital contribution from noncontrolling interest	8,788	—
Other	—	7,365

Net cash used in financing activities	157,297	(227,008)

Effect of exchange rate changes on cash and cash equivalents	10	—

Increase in cash and cash equivalents	2,584	(7,835)
Beginning cash balance	35,979	32,555

Ending cash balance	$38,563	$24,720

DEAN FOODS COMPANY

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Reconciliation of GAAP to adjusted operating income

GAAP operating income	$137,118	$131,814	$486,415	$425,096

Adjustments:
Facility closings, reorganizations and other costs	6,303	8,960	25,965	16,370
Closed deal costs	10,646	—	21,304	—
Operating loss from noncontrolling interest in joint venture	3,894	—	8,585	—

Adjusted operating income	$157,961	$140,774	$542,269	$441,466

Reconciliation of GAAP to adjusted net income attributable to Dean Foods Company

GAAP net income attributable to Dean Foods Company	$49,653	$37,752	$190,042	$117,409

Adjustments, net of tax:
Facility closings, reorganizations and other costs	3,833	5,740	16,049	10,195
Closed deal costs	8,179	—	14,678	—
(Gain)/loss on foreign currency hedge	554	—	(2,561)	—
Debt refinancing and special dividend costs	—	—	—	354

Adjusted net income attributable to Dean Foods Company	$62,219	$43,492	$218,208	$127,958

Reconciliation of GAAP to adjusted diluted earnings per share

GAAP diluted earnings per share	0.27	$0.24	$1.11	$0.77

Adjustments, net of tax
Facility closings, reorganizations and other costs	0.02	0.04	0.10	0.07
Closed deal costs	0.05	—	0.09	—
(Gain)/loss on foreign currency hedge	—	—	(0.02)	—

Adjusted diluted earnings per share	$0.34	$0.28	$1.28	$0.84

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$152,916	$143,419	$502,700	$458,723

Additions to property, plant and equipment	(70,180)	(65,246)	(171,276)	(171,008)

Free cash flow provided by continuing operations	$82,736	$78,173	$331,424	$287,715